Exhibit 4.12

FIRST SUPPLEMENT TO SECOND SUPPLEMENTAL INDENTURE
FIRST SUPPLEMENT, dated as of November 21, 2016 (this “First Supplement”), among CF Industries, Inc., a Delaware corporation (“CFI”), CF Industries Holdings, Inc., a Delaware corporation (“CFIH”), CF Industries Enterprises, Inc., a Delaware corporation (“CFIE”), CF Industries Sales, LLC, a Delaware limited liability company (“CFIS” and, together with CFIE, the “New Guarantors” and each of CFIS and CFIE a “New Guarantor”), and Wells Fargo Bank, National Association, a national banking association duly incorporated and existing under the laws of the United States of America (“Wells Fargo”), as trustee, to the Second Supplemental Indenture, dated as of March 11, 2014 (the “Supplemental Indenture”), relating to the 4.950% Senior Notes due 2043 of CFI.
W I T N E S S E T H :
WHEREAS, CFI, CFIH and Wells Fargo, as trustee, executed and delivered an Indenture, dated as of May 23, 2013 (the “Base Indenture”), providing for the issuance from time to time of one or more series of CFI’s debt securities and guarantees thereof by CFIH;
WHEREAS, CFI, CFIH and Wells Fargo, as trustee, are parties to the Supplemental Indenture, entered into pursuant to the Base Indenture, which established and provided for the issuance of, in an initial aggregate principal amount of $750,000,000, a series of CFI’s debt securities designated as the “4.950% Senior Notes due 2043” (the “Notes”), which are guaranteed by CFIH;
WHEREAS Section 4.12 of the Supplemental Indenture provides that under specified circumstances certain Subsidiaries of CFIH are required to guarantee payment of the Notes on the terms and conditions provided in Article 10 of the Supplemental Indenture, as provided in such Section 4.12;
WHEREAS, each of the New Guarantors is becoming a borrower under the Credit Agreement or directly or indirectly guaranteeing Indebtedness under the Credit Agreement and is, therefore, required under Section 4.12 to guarantee payment of the Notes on the terms and conditions provided in Article 10 of the Supplemental Indenture;
WHEREAS, Section 9.01 of the Supplemental Indenture provides, among other things, that CFI, the Guarantors and the Trustee may amend or supplement the Supplemental Indenture without the consent of any Holder of any Note to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture of any Holder; or to allow any Guarantor to execute a supplemental indenture (including without limitation to evidence its Note Guarantee) and/or a Note Guarantee with respect to the Notes; and
WHEREAS, pursuant to Section 9.01 of the Supplemental Indenture, CFI has requested the Trustee join with it, CFIH, and the New Guarantors in the execution and delivery of this First Supplement; in accordance with Sections 9.01, 9.06 and 12.04 of the Supplemental Indenture, CFI has delivered to the Trustee resolutions of its Board of Directors authorizing the execution of this First Supplement and has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel; and CFI, CFIH, the New Guarantors and the Trustee are authorized to execute and deliver this First Supplement.
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, each of CFI, CFIH, the New Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:
1.    Defined Terms. Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Supplemental Indenture.
2.    Agreement to Guarantee. Each New Guarantor hereby agrees in accordance with Section 4.12 of the Supplemental Indenture to guarantee payment of the Notes and all other obligations of the Company under the Supplemental Indenture to the Holders or the Trustee pursuant to Article 10 of the Supplemental Indenture and agrees that such New Guarantor will be a Subsidiary Guarantor with respect to the Notes until such New Guarantor’s Note Guarantee with respect to the Notes is released in accordance with the Supplemental Indenture.
3.    Notices. All notices or other communications to each New Guarantor shall be given as provided in Section 12.02 of the Supplemental Indenture.
4.    No Personal Liability of Directors, Officers, Employees and Stockolders or Members. No director, officer, employee, incorporator, member or stockholder of either of the New Guarantors, and no director, officer, employee, incorporator, member or stockholder of any Subsidiary of either New Guarantor, as such, will have any liability for any obligations of CFI or any Guarantor under the Notes, any Note Guarantee, the Indenture or this First Supplement for any claim based on, in respect of, or by reason of such obligations or their creation.
5.    Successors. All agreements of CFIH, CFI and the New Guarantors in this First Supplement will bind their respective successors. All agreements of the Trustee in this First Supplement will bind its successors.
6.    Severability. In case any provision in this First Supplement is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby, and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.
7.    Governing Law. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS FIRST SUPPLEMENT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
EACH PARTY HERETO, AND EACH HOLDER OF A NOTE BY ACCEPTANCE THEREOF, HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS FIRST SUPPLEMENT.
8.    Counterparts. The parties may sign any number of copies of this First Supplement. Each signed copy will be an original, but all of them together represent the same agreement. The exchange of copies of this First Supplement and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this First Supplement as to the parties hereto and may be used in lieu of the original First Supplement for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

9.    Effect of Headings. The section headings herein have been inserted for convenience of reference only, are not to be considered a part of this First Supplement and will in no way modify or restrict any of the terms or provisions of this First Supplement.
10.    Supplemental Indenture Remains in Full Force and Effect. This First Supplement shall form a part of the Supplemental Indenture for all purposes and, except as supplemented or amended hereby, all other provisions in the Supplemental Indenture and the Notes, to the extent not inconsistent with the terms and provisions of this First Supplement, shall remain in full force and effect.
11.    Concerning the Trustee. The Trustee makes no representations as to and shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplement, the Note Guarantees of the New Guarantors, or for or in respect of the recitals contained herein, all of which recitals are made solely by CFI, CFIH, and the New Guarantors, and the Trustee assumes no responsibility for the same. All of the provisions contained in the Supplemental Indenture in respect of the rights, powers, privileges, and immunities of the Trustee shall be applicable in respect of this First Supplement as fully and with like force and effect as though fully set forth in full herein. CFI hereby confirms to the Trustee that this First Supplement has not resulted in a material modification of the Notes for Foreign Accounting Tax Compliance Act purposes.
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IN WITNESS WHEREOF, the parties hereto have caused this First Supplement to be duly executed, all as of the date first written above.

CF INDUSTRIES, INC.

By:	/s/ Daniel L. Swenson
Name:	Daniel L. Swenson
Title:	Vice President, Treasurer, and Assistant Secretary

CF INDUSTRIES HOLDINGS, INC.

By:	/s/ Daniel L. Swenson
Name:	Daniel L. Swenson
Title:	Vice President, Treasurer, and Assistant Secretary

CF INDUSTRIES ENTERPRISES, INC.

By:	/s/ Daniel L. Swenson
Name:	Daniel L. Swenson
Title:	Vice President, Treasurer, and Assistant Secretary

CF INDUSTRIES SALES, LLC

By:	/s/ Daniel L. Swenson
Name:	Daniel L. Swenson
Title:	Vice President, Treasurer, and Assistant Secretary

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Julius R. Zamora
Name:	Julius R. Zamora
Title:	Vice President

[First Supplement to Second Supplemental Indenture - CF Industries, Inc. 4.950% Senior Notes due 2043]